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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
Cornerstone Bancorp, Inc:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-73129) and Form S-3 (No. 333-73131) of our report dated January 27, 1999 (except as to note 18, which is as of March 1, 1999) relating to the statement of condition of Cornerstone Bank (predecessor to Cornerstone Bancorp, Inc.), and the related statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-KSB of Cornerstone Bancorp, Inc.


/s/ KPMG LLP


Stamford, Connecticut
March 29, 1999